                                                                    EXHIBIT 23.2

                         Consent of Independent Auditors

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus of PLC Systems Inc. for the registration of 154,864 shares of common stock and to the incorporation by reference therein of our report dated February 18, 2000, except for Note 12, as to which the date is March 28, 2000, with respect to the consolidated financial statements of PLC Systems Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, and our report dated March 28, 2000, with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                     Ernst & Young LLP

Boston, Massachusetts
August 4, 2000